Exhibit 12

ALTRIA GROUP, INC. AND SUBSIDIARIES
Computation of Ratios of Earnings to Fixed Charges
(in millions of dollars)

	Nine Months Ended September 30, 2003	Three Months Ended September 30, 2003

Earnings before income taxes and minority interest	$11,431	$3,922

Add (deduct):
Equity in net earnings of less than 50% owned affiliates	(151)	(47)
Dividends from less than 50% owned affiliates	40	2
Fixed charges	1,254	442
Interest capitalized, net of amortization	7	2

Earnings available for fixed charges	$12,581	$4,321

Fixed charges:
Interest incurred:
Consumer products	$1,015	$363
Financial services	80	26

	1,095	389

Portion of rent expense deemed to represent interest factor	159	53

Fixed charges	$1,254	$442

Ratio of earnings to fixed charges	10.0	9.8

Exhibit 12

ALTRIA GROUP, INC. AND SUBSIDIARIES
Computation of Ratios of Earnings to Fixed Charges
(in millions of dollars)

	For the Years Ended December 31,

	2002	2001	2000	1999	1998

Earnings before income taxes, minority interest and cumulative effect of accounting change	$18,098	$14,284	$14,087	$12,821	$9,215

Add (deduct):
Equity in net earnings of less than 50% owned affiliates	(235)	(228)	(228)	(197)	(195)
Dividends from less than 50% owned affiliates	32	29	70	56	70
Fixed charges	1,643	1,945	1,348	1,363	1,386
Interest capitalized, net of amortization	10	10	7	(2)	(5)

Earnings available for fixed charges	$19,548	$16,040	$15,284	$14,041	$10,471

Fixed charges:
Interest incurred:
Consumer products	$1,331	$1,665	$1,087	$1,118	$1,166
Financial services	100	102	114	89	77

	1,431	1,767	1,201	1,207	1,243

Portion of rent expense deemed to represent interest factor	212	178	147	156	143

Fixed charges	$1,643	$1,945	$1,348	$1,363	$1,386

Ratio of earnings to fixed charges (A)	11.9	8.2	11.3	10.3	7.6

(A)

Earnings before income taxes and minority interest for the twelve months ended December 31, 2002 include a non-recurring pre-tax gain of $2,631 million related to the Miller transaction disclosed in Note 6 to Altria Group, Inc.’s condensed consolidated financial statements.  Excluding this gain, the ratio of earnings to fixed charges would have been 10.3 for the twelve months ended December 31, 2002.